Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated June 28, 2011, relating to the financial statements of Banco Santander Chile and its subsidiaries (the “Bank”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the translation of Chilean peso amounts into U.S. dollar amounts), and of our report dated June 28, 2011 relating to the effectiveness of the Bank’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of Banco Santander Chile for the year ended December 31, 2010, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte
November 21, 2011